EXHIBIT 10.5

AMENDMENT TO THE

401(k) PLAN

Morgan Stanley & Co. LLC (the “Company”) hereby amends the Morgan Stanley 401(k) Plan (the “401(k) Plan”) as follows:

1. Effective August 28, 2015, Section 5(j), Rollover Contributions, is amended by inserting “and except as provided in Section 5(k)” after the phrase “determines otherwise on a nondiscriminatory basis,” in the second sentence thereof.

2. Effective August 28, 2015, Sections 5(k) and 5(l) are redesignated as Sections 5(l) and 5(m), respectively, and a new Section 5(k) is inserted as follows:

“(k) In-Plan Roth Rollovers. (i) Commencing August 28, 2015, a Participant, spousal Beneficiary or an alternate payee (as defined in Code section 414(p)) who is a spouse or former spouse of the Participant with a vested Account balance may at any time make an In-Plan Roth Rollover in accordance with this Section 5(k). An In-Plan Roth Rollover shall have the effect of converting any amounts held in such individual’s Account from pre-tax amounts to Roth after-tax amounts under the Plan and, except as provided in this Section 5(k), shall thereafter be considered Roth Elective Deferrals (and earnings). An In-Plan Roth Rollover shall be available without regard to whether the designated amount is otherwise currently distributable under the Plan.

(ii) The minimum amount eligible for an In-Plan Roth Rollover is $500. A Participant, spousal Beneficiary or alternate payee shall be permitted up to two In-Plan Roth Rollovers per Plan Year.

(iii) Except as provided in Section 5(k)(i), any amount attributable to an In-Plan Roth Rollover (including earnings) shall remain subject to all distribution restrictions under the Plan as applied to such amounts prior to the In-Plan Roth Rollover.

(iv) For sake of clarity, in the event any amount attributable to an In-Plan Roth Rollover is determined to be an Excess Elective Deferral or an Excess Contribution, the provisions of Sections 5(i)(iv) and 5(i)(v) shall apply to such amount.

(v) Any election of an In-Plan Roth Rollover shall be irrevocable.

(vi) Restrictions on In-Plan Roth Rollovers.

(a) Cost basis in units of the Morgan Stanley Stock Fund shall not carry over to the extent an In-Plan Roth Rollover includes units of the Morgan Stanley Stock Fund. Units of the Morgan Stanley Stock Fund shall acquire a new cost basis as of the date of the In-Plan Roth Rollover attributable to such units.

(b) No election to make an In-Plan Roth Rollover shall apply to any unvested amount or any loan balance.”

3. Effective January 1, 2015, Section 11(e)(i), Designation of Beneficiary, is amended by inserting the following at the end thereof:

“If a Participant has named any individual who is resident or located in an Office of Foreign Asset Control (“OFAC”) -sanctioned country (or who is otherwise an OFAC “specially designated national”) as his or her Beneficiary under the Plan, any such individual shall be treated as though he or she had not been designated under the Plan, and such designation shall be null and void.”

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf as of this 22nd day of December, 2015.

MORGAN STANLEY & CO. LLC

By:	/s/ Jeffrey Brodsky

Title:	Chief Human Resources Officer

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